Exhibit 10.1
BUCKEYE PARTNERS, L.P.
ANNUAL INCENTIVE COMPENSATION PLAN
(As Amended and Restated, Effective As Of January 1, 2011)

ANNUAL INCENTIVE COMPENSATION PLAN
Buckeye Partners, L.P., a Delaware limited partnership, hereby establishes the Buckeye Partners, L.P. Annual Incentive Compensation Plan, as amended, effective as of January 1, 2011. The Plan permits annual discretionary cash awards to Employees, subject to the achievement of Financial Performance Goals. The Plan will remain in effect until terminated as herein provided.
ARTICLE I. PLAN PURPOSES
The purpose of the Plan is to provide discretionary annual incentive awards to Participants subject to the attainment of the Partnership’s Financial Performance Goals and based on individual performance.
ARTICLE II. DEFINITIONS
The terms defined in this Article II shall, for all purposes of this Plan, have the meanings herein specified, unless the context expressly, or by necessary implication, requires otherwise:
2.01	“Actual Award” shall mean the actual dollar amount paid out of the Award Pool to a Participant under the Plan.
2.02	“Administrator” shall mean the Committee for the general administration of the Plan, including the establishment of Financial Performance Goals and all determinations regarding Actual Awards to Executive Officers. The Chief Executive Officer of the General Partner or his designee shall be the Administrator with respect to Actual Awards to non-Executive Officers.
2.03	“Affiliate” will have the meaning ascribed to such term in Rule 12b-2 of the General Rules under the Securities Exchange Act of 1934, as amended. Any reference to an Affiliate in this Plan shall include an Affiliate of the Partnership or the General Partner, as applicable, including Buckeye Pipe Line Services Company.
2.04	“Award Pool” shall mean the aggregate annual incentive pool for Actual Award payouts established by the Administrator subject to the achievement of Financial Performance Goals and determined based on the aggregate Target Award Levels.
2.05	“Board” shall mean the Board of Directors of the General Partner.
2.06	“Code” shall mean the Internal Revenue Code of 1986, as amended. Reference in the Plan to any section of the Code shall be deemed to include any amendment or successor provisions to such section and any regulations under such section.

2.07	“Committee” shall mean the Compensation Committee of the Board, or such other committee as determined by the Board.
2.08	“Employee” shall mean a regular full-time exempt or non-exempt employee of the Partnership, General Partner or Affiliate; provided, however, that an Employee shall not include any individual who is or becomes a member of a collective bargaining unit.
2.09	“Executive Officers” shall mean the executive officers of the Partnership, General Partner or Affiliate as defined in Rule 3b-7 of the Exchange Act and as determined by the Administrator in its sole discretion.
2.10	“Financial Performance Goals” shall mean the goals established by the Administrator based on one or more financial criteria, including, but not limited to, the following: EBITDA, unit price, earnings per unit, net earnings, operating earnings, total capital spending, maintenance capital spending, return on assets, total unit holder return, return on equity, growth in assets, cash flow, market share, distribution growth, distributable cash flow, distributable cash flow per unit, relative performance to a comparison group, or strategic business criteria, including, but not limited to, meeting specified revenue goals, business expansion goals, cost targets or goals relating to acquisitions or divestitures.
2.11	“General Partner” means Buckeye GP LLC, a Delaware limited liability company, and any successor thereto.
2.12	“Individual Performance” shall mean each Participant’s work performance during the Performance Period which may be assessed by the Administrator based on personal or team performance and measures such as teamwork, interpersonal skills, communication skills, employee development, project management skills, and leadership, or individual or team business objectives such as performance versus budget and attainment of safety, operational incident and environmental standards.
2.13	“Participant” shall mean an Employee approved for participation in the Plan by the Administrator.
2.14	“Partnership” means Buckeye Partners, L.P., a Delaware limited partnership, and any successor thereto.
2.15	“Performance Period” shall mean the Plan Year during which time the performance of Participants shall be measured.
2.16	“Plan” shall mean the Buckeye Partners, L.P. Annual Incentive Compensation Plan, or if hereafter amended or supplemented, as so amended or supplemented.
2.17	“Plan Year” shall mean the calendar year.

2.18	“Target Award Level” shall mean the discretionary target incentive amount for each Participant or group of Participants determined by the Committee for purposes of establishing the Award Pool. The Administrator may set specific pre-established Target Award Levels for the Performance Period for Executive Officers in its sole discretion.
ARTICLE III. CONSTRUCTION
3.01	Gender and Number. The masculine pronoun whenever used in the Plan shall include the feminine, and the feminine pronoun whenever used in the Plan shall include the masculine, in each case as the context or facts may require. Whenever any words are used herein in the singular, they shall be construed as if they were also used in the plural in all cases where the context so applies.
3.02	Captions. The captions to the articles and sections of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.
3.03	Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.
3.04	Controlling Law. The Plan and all related documents shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of law principles of any state. Any persons or companies who now are or shall subsequently become parties to the Plan shall be deemed to consent to this provision.
3.05	No Right to Employment. This Plan does not confer nor shall it be construed as creating an express or implied contract of employment between any Participant and the Partnership, General Partner or Affiliate or other party. Nothing in the Plan shall interfere with or limit in any way the right of the Partnership, General Partner or Affiliate to terminate any Participant’s employment at any time, nor confer upon any Employee any right to continue in the employment of the Partnership, General Partner or Affiliate.
ARTICLE IV. ELIGIBILITY AND PARTICIPATION
4.01	Eligibility. In order to be eligible to participate in the Plan for a Performance Period, except as set forth in Section 4.03, an individual must be (a) an Employee; (b) hired before the commencement of the last quarter of the Performance Period;

(c)	employed on the last day of the Plan Year and (d) employed on the date an Actual Award is paid as set forth herein.
4.02	No Right to Participation. No Employee shall have a right to participate in the Plan, regardless of prior participation in the Plan.
4.03	Status Change During Performance Period. Unless otherwise determined by the Administrator in its sole discretion, a Participant will be ineligible to receive an Actual Award if the Participant is not employed on the date an Actual Award is paid pursuant to Section 6.01. Notwithstanding the foregoing, in the event a Participant is employed for at least six (6) months during a Performance Period, and the Participant dies, becomes disabled, or retires, the Administrator, in its sole discretion, may grant a pro-rated award to such Participant.
4.04	Leave of Absence. Unless the Administrator determines otherwise, except when leave is taken under the Family and Medical Leave Act of 1993 (“FMLA”), the Uniformed Services Employment and Reemployment Rights Act of 1994 (“USERRA”), or the reasonable accommodation provisions of the Americans with Disabilities Act of 1990, as amended (“ADA”) (or equivalent state laws), or is otherwise prohibited by any applicable law, a Participant on paid or un-paid leave for more than ninety (90) days during any Plan Year will be ineligible for an Actual Award for that Plan Year.
ARTICLE V. DETERMINATION OF ACTUAL AWARDS
5.01	Timing of Establishment of Financial Performance Goals. For each Performance Period, the Administrator shall establish Financial Performance Goals. The Financial Performance Goals may change each Plan Year as determined by the Administrator in its sole discretion.
5.02	Establishment of Financial Performance Goals. Financial Performance Goals will be established by the Administrator in its sole discretion. The Financial Performance Goals will be measured against the financial performance of the Partnership on a consolidated basis. The Administrator in its sole discretion shall select the applicable Financial Performance Goals for the respective Performance Period.
5.03	Award Pool. The Administrator will establish the Award Pool provided that the Award Pool will be subject to attainment of the Financial Performance Goals. The Award Pool will be established by the Administrator in its sole discretion based on the aggregate Target Award Levels for Participants. Target Award Levels will be determined by the Administrator in its sole discretion and may be based on a Participant’s responsibility level or the position or positions held during the Performance Period.

5.04	Calculation of Actual Awards. A Participant may earn an Actual Award from the Award Pool for a Performance Period based on the Participant’s Individual Performance. All Actual Awards will be one hundred percent (100%) discretionary. Individual Performance will be assessed by the Administrator in its sole discretion or an immediate supervisor or department head of a Participant to whom the Administrator delegates such authority. The Administrator may determine, in its sole discretion, to pay Actual Awards to Participants for a Performance Period that, in the aggregate, are less than the total amount of the Award Pool.

5.05	Changes in Financial Performance Goals. The Administrator may adjust Financial Performance Goals to take into account extraordinary or unanticipated circumstances or events.

5.06	Award Adjustments. No Participant shall be entitled to an Actual Award under the Plan. The Administrator shall have the sole discretion to determine or adjust the amount, if any, of a Participant’s Actual Award payable under the Plan until such Actual Award is paid.
ARTICLE VI. PAYMENT OF ACTUAL AWARDS
6.01	Timing and Form of Payment. A Participant’s Actual Award shall be paid in cash as soon as administratively practicable after the end of the Performance Period. To the extent a Participant obtains a “legally binding right” (within the meaning of Code Section 409A) to his Actual Award, such Actual Award shall be paid in cash as soon as practicable after, and no later than, March 15th following the end of the calendar year in which the Award is no longer subject to a “substantial risk of forfeiture” (within the meaning of Code Section 409A).
ARTICLE VII. ADMINISTRATION
7.01	Administrator Authority. The Plan shall be administered by the Administrator, which, in addition to the other powers set forth herein, shall have the full power, subject to, and within the limits of the Plan, to:
(a)	make all determinations and interpretations and approve all rules as may be necessary or advisable for the administration of the Plan, including, but not limited to, those necessary to resolve any ambiguities with respect to any of the terms and provisions of the Plan;

(b)	exercise all powers and perform such acts in connection with the Plan as are deemed necessary or appropriate to promote the best interests of the Partnership, General Partner or Affiliate;

(c)	determine the size of the Award Pool and any Actual Award;

(d)	determine the terms and conditions of Actual Awards in a manner consistent with the Plan;

(e)	construe and interpret the Plan and any agreement or instrument entered into under the Plan; and

(f)	establish, amend or waive rules and regulations for the Plan’s administration.
7.02	Authorized Agents. The Administrator may authorize any officer of the General Partner to execute and deliver documents on behalf of the Administrator, including administrative guidelines for this Plan.

7.03	Binding Decisions. All determinations and decisions of the Administrator as to any disputed question arising under the Plan, including questions of construction and interpretation, shall be final, binding and conclusive upon all parties.
ARTICLE VIII. AMENDMENT AND TERMINATION
8.01	The Administrator may amend, suspend, or terminate the Plan or any portion thereof at any time.
ARTICLE IX. MISCELLANEOUS
9.01	Nontransferability. No right or interest of any Participant in the Plan shall be assignable or transferable, or subject to any lien, directly, by operation of law or otherwise, including, but not limited to, execution, levy, garnishment, attachment, pledge and bankruptcy.

9.02	Tax Withholding. The Partnership, the General Partner or Affiliates, as applicable, shall have the right to deduct from all payments under the Plan any foreign, federal, state or local income or other taxes required by law to be withheld with respect to such payments.

9.03	Employment Not Affected. Participation in the Plan shall not confer upon a Participant any right to be retained by, or in the employ or service of, the Partnership, the General Partner or an Affiliate, and shall not interfere in any way with the right of the Partnership, General Partner or an Affiliate, as applicable, to terminate the Participant’s employment or service at any time.

9.04	Non-uniform Determinations. The Administrator’s determinations under the Plan (including without limitation, determinations of the persons to receive Actual Awards, the form, amount, size and timing of such payments, the terms and provisions of such payments, and the agreement evidencing same) need not be uniform and may be made selectively among persons who receive, or are eligible to receive, Actual Awards under the Plan, whether or not such persons are similarly situated.
9.05	No Fund. The Partnership shall have no obligation to reserve or otherwise fund in advance any amounts which are or may in the future become payable under this Plan. Any funds, which the Partnership acting in its sole discretion determines to reserve for future payments under this Plan, may be commingled with other funds of the Partnership and need not in any way be segregated from other assets or funds held by the Partnership.

9.06	Successors. All obligations of the Partnership under the Plan shall be binding upon and inure to the benefit of any successor of the Partnership, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Partnership.

9.07	Other Plans. Nothing contained in this Plan shall prevent the Administrator or the Board from adopting other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.